AMENDMENT

    AMENDMENT made as of January 9, 2003, to that certain Custody Agreement,

dated as of September 10, 2001, between each John Hancock Fund listed on

Schedule II hereto (each a "Fund" and collectively the "Funds") and The Bank of

New York ("Custodian").

                              W I T N E S S E T H :

         For and in consideration of the mutual promises hereinafter set forth each Fund and Custodian hereby agree as follows:

         Article 3 of the Custody Agreement is hereby amended by the addition of the following new Section 11:

         "Section 11.  Custodian shall make such payments out of the money held in each Account as it may be directed to make by a Certificate or Instructions,

and each Fund shall impose and maintain restrictions of the destinations to which cash may be disbursed to ensure that each such disbursement is for a proper corporate purpose.  In addition, Custodian shall, until otherwise instructed by a Fund in a Certificate or Instructions, make payment of such investment advisory fees as may be specified by The Bank of New York as Fund

Accounting agent under that certain Fund Accounting Agreement, dated as of

September 10, 2001, between each Fund and BNY, as amended, to Custodian as then due and payable. For purposes of this Agreement in general, including, without limitation, Article VIII, any such payment shall be deemed a payment by

Custodian pursuant to the Instructions of the Fund."

         IN WITNESS WHEREOF, each Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                      EACH JOHN HANCOCK FUND
                                      LISTED ON SCHEDULE II


                                      By:  /s/Richard A. Brown

                                      Title: Senior Vice President and Chief
                                             Financial Officer



                                      THE BANK OF NEW YORK


                                      By:   /s/James E. Hillman

                                      Title:  Senior Vice President